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                                                                    Exhibit 11.1


               ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
    For the Quarters and Six Months Ended April 28, 1996 and April 27, 1997

                                  (Unaudited)
                     (In Thousands, Except per Share Date)

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                                          Quarter Ended      Six Months Ended
                                      --------------------  --------------------
                                      April 28,  April 27,  April 28,  April 27,
                                        1996      1997        1996       1997
                                      --------  ----------  ---------  ---------
Shares:
  Weighted average common shares
   outstanding                           6,192      6,677      6,135     6,676

  Net common shares issuable on
   exercise of stock options               421         --        541        --
                                        ------     ------     ------   -------
Weighted average common and common
 equivalent shares outstanding           6,613      6,677      6,676     6,676
                                        ======     ======     ======   =======

Income before minority interst          $  172     $ (445)    $  246   $(2,097)
Minority interest                          (24)        --         35        --
                                        ------     ------     ------   -------
Net income                              $  148     $ (445)    $  281   $(2,097)
                                        ======     ======     ======   =======

Net income per common and common
 equivalent share:
  Income before minority interest       $ 0.02     $(0.07)    $ 0.03   $ (0.31)
  Minority interest                         --         --       0.01        --
                                        ------     ------     ------   -------

Net income                              $ 0.02     $(0.07)    $ 0.04   $ (0.31)
                                        ======     ======     ======   =======
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